                                                           EXHIBIT 1.A(5)(a)(ii)

                                [LOGO] MetLife(R)
--------------------------------------------------------------------------------
                                Metropolitan Life
                                Insurance Company
                 A Mutual Company Incorporated in New York State
--------------------------------------------------------------------------------

     Metropolitan Life Insurance Company will pay the amount of insurance and provide the other benefits of this policy according to its provisions.

     Louis J. Ragusa                      Robert H. Benmosche
     Vice-President and Secretary         President and Chief Operating Officer

     Insured                              JOHN A. DOE

     Specified Face Amount
     of Insurance                         $100,000 AS OF DATE OF POLICY

     Policy Number                        SPECIMEN

     Plan                                 FLEXIBLE PREMIUM MULTIFUNDED LIFE


     FLEXIBLE PREMIUM MULTIFUNDED LIFE INSURANCE POLICY

     Life insurance payable if the insured dies before the Final Date of Policy. Cash Value, if any, less any policy loan and loan interest, payable on the Final Date.
     Adjustable death benefit.
     Premiums payable while the insured is alive and before the Final Date of Policy. Premiums must be sufficient to keep the policy in force.
     Not eligible for dividends.

THE CASH VALUE IN EACH INVESTMENT DIVISION OF THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT INVESTMENT DIVISION AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT. SEE THE SEPARATE ACCOUNT PROVISION ON PAGE 11.

THE CASH VALUE IN THE FIXED ACCOUNT WILL BE CREDITED WITH INTEREST AT A GUARANTEED RATE SHOWN ON PAGE 3.1. WE MAY CREDIT ADDITIONAL INTEREST IN EXCESS OF THE GUARANTEED RATE. SEE THE FIXED ACCOUNT PROVISION ON PAGE 10.

THE AMOUNT OR THE DURATION OF THE DEATH BENEFIT, OR BOTH, MAY BE VARIABLE OR FIXED AS DESCRIBED IN THIS POLICY.

RIGHT TO EXAMINE POLICY--PLEASE READ THIS POLICY. YOU MAY RETURN IT TO US OR TO THE REPRESENTATIVE THROUGH WHOM YOU BOUGHT WITHIN 10 DAYS FROM THE DATE YOU RECEIVE IT OR WITHIN 45 DAYS AFTER THE APPLICATION IS SIGNED, WHICHEVER PERIOD ENDS LATER. IF YOU RETURN THIS POLICY WITHIN THIS PERIOD, THE POLICY WILL BE VOID FROM THE BEGINNING. WE WILL REFUND ANY PREMIUM PAID.

See Table of Contents and Company address on the last page.

READ THIS POLICY CAREFULLY. This policy is a legal contract between the policy owner and Metropolitan Life Insurance Company.

                         METROPOLITAN LIFE INSURANCE COMPANY

                                POLICY SPECIFICATIONS

     DATE OF POLICY ..........................     MAY 1, 1998

     INSURED'S AGE AND SEX ...................     35 MALE

     FINAL DATE OF POLICY ....................     POLICY ANNIVERSARY AT AGE 95

     DEATH BENEFIT ...........................     OPTION A (SEE PAGE 7)

     OWNER ...................................     JOHN A. DOE

     BENEFICIARY .............................     JANE DOE

     POLICY CLASSIFICATION ...................     STANDARD NONSMOKER


                                       INSURED

                                     JOHN A. DOE

SPECIFIED
FACE AMOUNT
OF INSURANCE ......   $100,000 AS OF DATE OF POLICY    SPECIMEN ...POLICY NUMBER

PLAN .......   FLEXIBLE PREMIUM MULTIFUNDED LIFE


THIS POLICY PROVIDES LIFE INSURANCE COVERAGE UNTIL THE FINAL DATE IF SUFFICIENT PREMIUMS ARE PAID. THE PLANNED PREMIUM SHOWN BELOW MAY NEED TO BE INCREASED TO KEEP THIS POLICY AND COVERAGE IN FORCE.

     MINIMUM INITIAL PREMIUM ..............................      $ 717 ANNUALLY

     PLANNED PREMIUM ......................................      $ 717 ANNUALLY

     REQUIRED ADMINISTRATIVE PREMIUM ......................      $ 717 ANNUALLY

     GUARANTEED MINIMUM DEATH BENEFIT PREMIUM .............      $ 717 ANNUALLY

     GUARANTEED MINIMUM DEATH BENEFIT PERIOD ..............      30 YEARS





         SEE THE FOLLOWING PAGE 3 (CONT'D) FOR ANY ADDITIONAL BENEFITS

                                POLICY SPECIFICATIONS

                                 ADDITIONAL BENEFITS


                                      FINAL DATE               RIDER INSURANCE
RIDER                                  OF RIDER                   BENEFIT










                                  3 (CONT'D)

                                POLICY SPECIFICATIONS

GUARANTEED INTEREST RATE FOR FIXED ACCOUNTS ..............     3.0% A YEAR
                                                               (EQUAL TO
                                                               .24663% A MONTH
                                                               .00810% A DAY)

EXPENSE

EXPENSE CHARGE ....................................    5.5% OF GROSS
                                                       PREMIUMS RECEIVED

UNDERWRITING CHARGE FOR
INCREASES IN SPECIFIED FACE AMOUNT ................    $5 PER MONTH FOR
                                                       12 POLICY MONTHS
                                                       FOLLOWING THE
                                                       INCREASE

ADMINISTRATIVE CHARGES

DURING THE FIRST TWELVE POLICY MONTHS .............    $30 PER MONTH

THEREAFTER ........................................    $10 PER MONTH

REDUCTION IN ADMINISTRATIVE CHARGES ...............    $4 PER MONTH (SEE PAGE 9)

MAXIMUM MORTALITY AND EXPENSE RISKS CHARGES .......    .075% OF THE CASH VALUE
                                                       OF THE SEPARATE
                                                       ACCOUNT AT THE
                                                       BEGINNING OF EACH
                                                       POLICY MONTH.

AFTER THE FIRST TWELVE POLICY MONTHS WE MAY WAIVE A PORTION OF THE ADMINISTRATIVE CHARGES IN ANY YEAR THE REQUIRED ADMINISTRATIVE PREMIUM IS PAID.

MAXIMUM TRANSFER CHARGE ...........................    $25

SURRENDER CHARGE ..................................    SEE PAGE 4.1

SPECIFIED FACE
    AMOUNT LIMITS .................................    YOU MAY NOT REDUCE
                                                       YOUR SPECIFIED FACE
                                                       AMOUNT OF INSURANCE
                                                       TO LESS THAN $50,000
                                                       DURING THE FIRST 5 POLICY
                                                       YEARS OR TO LESS THAN
                                                       $25,000 AFTER THE 5th
                                                       POLICY YEAR


                                      3.1

      TABLE OF GUARANTEED MAXIMUM RATES FOR EACH $1,000 OF TERM INSURANCE
               (SEE COST OF TERM INSURANCE" PROVISION ON PAGE 9).

--------------------- ------------------------------------------- -------------------- -----------------------------------------
        Age                         Monthly Rate*                         Age                       Monthly Rate*
--------------------- ------------------------------------------- -------------------- -----------------------------------------
                              Male                 Female                                     Male                Female
--------------------- --------------------- --------------------- -------------------- -------------------- --------------------





* If there is a supplemental rating of the life insurance benefit, as shown on page 3, the monthly charges for such supplemental rating must be added to the monthly rate determined from this table.

                         TABLE OF MAXIMUM SURRENDER CHARGES

                           MAXIMUM                                    MAXIMUM
DURING POLICY             SURRENDER          DURING POLICY           SURRENDER
    YEAR                   CHARGE                YEAR                  CHARGE
    ----                   ------                ----                  ------
     1                    1055.25                  9                   590.94
     2                    1407.00                 10                   506.52
     3                    1266.30                 11                   422.10
     4                    1125.60                 12                   337.68
     5                     984.90                 13                   253.26
     6*                    844.20                 14                   168.84
     7                     759.78                 15                    84.42
     8                     675.36                 16 and Later              0




SEE PAGE 14 FOR AN EXPLANATION OF THE SURRENDER CHARGES.

*AFTER THE 5TH POLICY YEAR THE MAXIMUM SURRENDER CHARGES WILL DECREASE EACH POLICY MONTH.

                                          4.1

             DESCRIPTION OF INVESTMENT DIVISIONS IN THE SEPARATE ACCOUNT


THE ASSETS IN EACH INVESTMENT DIVISION OF METROPOLITAN LIFE SEPARATE ACCOUNT UL (SEPARATE ACCOUNT) ARE INVESTED IN SHARES OF A DESIGNATED INVESTMENT COMPANY PORTFOLIO. EACH PORTFOLIO REPRESENTS A DIFFERENT CLASS (OR SERIES) OF SHARES ISSUED BY METROPOLITAN SERIES FUND, INC.

DIVISION 1--      STATE STREET RESEARCH GROWTH PORTFOLIO--The investment
                  objective of this portfolio is to achieve long-term growth of capital and income, and moderate current income, by investing primarily in common stocks that are believed to be of good quality or to have good growth potential or which are considered to be undervalued based on historical investment standards.

DIVISION 2--      STATE STREET RESEARCH INCOME PORTFOLIO--The investment
                  objective of this portfolio is to achieve the highest possible total return, by combining current income with capital gains, consistent with prudent investment risk and the preservation of capital, by investing primarily in fixed-income, high-quality debt securities.

DIVISION 3--      STATE STREET RESEARCH DIVERSIFIED PORTFOLIO--The investment objective of this portfolio is to achieve a high total return while attempting to limit investment risk and preserve capital by investing in equity securities, fixed-income debt securities, or short-term money market instruments, or any combination thereof, at the discretion of State Street
                  Research.

DIVISION 4--      STATE STREET RESEARCH AGGRESSIVE GROWTH PORTFOLIO--The
                  investment objective of this portfolio is to achieve maximum capital appreciation by investing primarily in common stocks
                  (and equity and debt securities convertible into or carrying the right to acquire common stocks) of emerging growth companies, undervalued securities or special situations.

DIVISION 5--      STATE STREET RESEARCH INTERNATIONAL STOCK PORTFOLIO--The
                  investment objective of this portfolio is to achieve long-term growth of capital by investing primarily in common stocks and equity-related securities of non-United States companies.

DIVISION 6--      METLIFE STOCK INDEX PORTFOLIO-- The investment objective of this portfolio is to equal the performance of the Standard &
                  Poor's 500 Composite Stock Price Index (adjusted to assume reinvestment of dividends) by investing in the common stock of companies which are included in the index.

DIVISION 7--      LOOMIS SAYLES HIGH YIELD BOND PORTFOLIO-- The investment
                  objective of this portfolio is to achieve high total investment return through a combination of current income and capital appreciation. The Portfolio will normally invest at least 65% of its assets in fixed income securities of below investment grade quality.

DIVISION 8--      JANUS MID CAP PORTFOLIO-- The investment objective of this non-diversified portfolio is to provide long-term growth of capital. It pursues this objective by investing primarily in securities issued by medium sized companies.

DIVISION 9--      T. ROWE PRICE SMALL CAP GROWTH PORTFOLIO-- The investment
                  objective of this portfolio is to achieve long-term growth by investing in small capitalization companies.

DIVISION 10--     SCUDDER GLOBAL EQUITY PORTFOLIO-- The investment objective of this portfolio is to achieve long-term growth of capital through a diversified portfolio of marketable securities, primarily equity securities, including common stocks, preferred stocks and debt securities convertible into common stocks. The Portfolio invests on a worldwide basis in equity securities of companies which are incorporated in the U.S. or in foreign countries. It also may invest in the debt securities of U.S. and foreign issuers. Income is an incidental consideration.

INVESTMENT RETURNS WILL REFLECT FLUCTUATIONS IN THE MARKET VALUE OF SECURITIES. PLEASE REFER TO THE CURRENT PROSPECTUS FOR METROPOLITAN SERIES FUND, INC. FOR A COMPLETE DESCRIPTION OF THE FUND AND THE CURRENTLY AVAILABLE DESIGNATED PORTFOLIOS.

                                   DEFINITIONS

     This policy provides life insurance through flexible premium payments. Net premiums are credited at your option to either a fixed interest account ("Fixed Account") or a multifunded separate account ("Separate Account") or both. Interest will be credited to the Cash Value in the Fixed Account. The Cash Value in the Separate Account will vary with investment experience. You may choose to allocate the deduction of the cost of insurance and other charges each month proportionately from the Fixed Account and the Separate Account or all from the Fixed Account.

     "You" and "your" refer to the owner of this policy.

     "We", "us" and "our" refer to Metropolitan Life Insurance Company.

     The "insured" named on page 3 is the person at whose death the insurance proceeds will be payable.

     The "Specified Face Amount of Insurance" as of the Date of Policy is shown on page 3. A new page 3 will be issued to show any change in the Specified Face Amount of Insurance that has occurred at your request.

     The "Date of Policy" is shown on page 3.

     The "Final Date of Policy" is the policy anniversary on which the insured is age 95.

     Policy years and months are measured from the Date of Policy. For example, if the Date of Policy is May 5, 2001, the first policy month ends June 4, 2001 and the first policy year ends May 4, 2002. Similarly, the first monthly anniversary is June 5, 2001, and the first policy anniversary is May 5, 2002.

     The "Designated Office" is our Home Office at One Madison Avenue, New York, N.Y. 10010. We may, by written notice, name other offices within the United States to serve as Designated Offices. The "Investment Start Date" is the later of: (1 )the Date of Policy; and (2) the date we receive the first premium at our Designated Office.

     The "Allocation Date" is twenty calendar days after the Investment Start Date.

     "Issue Age" is the age of the insured shown on Page 3.

     "Fixed Account" is the account under the policy to which we will add the payments that you allocate to the Fixed Account. The Fixed Account is part of our general account.

     "Separate Account" is Metropolitan Life Separate Account UL, the account under this policy to which we will add the payments that you allocate to any of the Investment Divisions in the Separate Account.

     "Policy Loan Account" is the account to which we will transfer the amount of any policy loan from the Fixed and Separate Accounts.

     "Cash Value" is the sum of: (a) the value in the Fixed Account; (b) the value in each investment division of the Separate Account; and (c) the value in the Policy Loan Account.

     "Cash Surrender Value" is the Cash Value less any policy loan and loan interest and any applicable surrender charge and, if the policy is surrendered in the first policy year, less the Administrative Charges for each full policy month remaining to the end of the first policy year.

     To make this policy clear and easy to read, we have left out many cross-references and conditional statements. Therefore, the provisions of the policy must be read as a whole. For example, our payment of the insurance proceeds (see page 7) depends upon the payment of sufficient premiums (see page 15).

     To exercise your rights, you should follow the procedures stated in the policy. If you want to request a payment, change the allocations of net premiums and/or Cash Value, adjust the death benefit, change a beneficiary, change an address or request any other action by us, you should do so on the forms prepared for each purpose. You can get these forms from our Designated Office.

                              PAYMENT WHEN INSURED DIES

INSURANCE         If the insured dies before the Final Date of Policy, and while
PROCEEDS          the policy is in force, an amount of money, called the
                  insurance proceeds, will be paid to the beneficiary. The insurance proceeds are the sum of:

                    *    The death benefit described below

                                      PLUS

                    * Any insurance on the insured's life that may be provided by riders to this policy

                                      MINUS

                    *    Any policy loan and loan interest

                                      MINUS

                    * Any due and unpaid monthly deductions accruing during a grace period.

                  We will pay the insurance proceeds to the beneficiary after we receive sufficient proof of death and a proper written claim.


DEATH BENEFIT     Before the Final Date of Policy the death benefit under this policy will be either 1, 2 or 3 below, whichever is chosen and is in effect at the time of death, but in no event less than the alternative death benefit.

                  1. OPTION A:      The Specified Face Amount of Insurance.

                  2. OPTION B:      The Specified Face Amount of Insurance

                                       PLUS

                                    The Cash Value on the date of death.

                  3. OPTION C:   a) If death occurs prior to the policy
                                    anniversary on which the insured is age 65:

                                    The Specified Face Amount of Insurance.

                                       PLUS

                                    The Cash Value on the date of death.

                                    On the policy anniversary on which the
                                    insured is age 65, the Specified Face Amount of Insurance will be changed to equal the Specified Face Amount of Insurance plus the cash value at the end of the previous day. We will issue a new page 3 at that time to show the change.

                                 b) If death occurs on or after the policy
                                    anniversary on which the insured is age 65:

                                    The Specified Face Amount of Insurance.

                  See the Full and Partial Cash Withdrawal provision for the effect of a partial withdrawal on the death benefit.


ALTERNATIVE       In no event will the death benefit be less than the amounts
DEATH BENEFIT     described below:

                                                      ALTERNATIVE DEATH BENEFIT
                          AGE ON DATE                  AS A PERCENTAGE OF THE
                            OF DEATH                       CASH VALUE
                            --------                       ----------
                           40 or younger                       250%
                            41-45                           243-215
                            46-50                           209-185
                            51-55                           178-150
                            56-60                           146-130
                            61-65                           128-120
                            66-70                           119-115
                            71-75                           113-105
                            76-90                               105
                            91-95                           104-100
                           96 and over                          100

The Alternative Death Benefit percentage will decrease uniformly within the age ranges shown.

GUARANTEED        If the Cash Surrender Value is not sufficient to keep this
MINIMUM           policy in force (see Premiums provision on page 15) we will
DEATH BENEFIT     pay the Insurance Proceeds if:

                  1. A Guaranteed Minimum Death Benefit Premium and a Guaranteed Minimum Death Benefit Period is shown on page 3
                                         AND
                  2. The insured dies during the Guaranteed Minimum Death Benefit Period
                                         AND
                  3. The total premiums paid to the date of death, less any partial cash withdrawals and outstanding loan, have always equaled or exceeded the Guaranteed Minimum Death Benefit Premium due to that date.

                  Any increase or decrease in the Specified Face Amount of Insurance will result in an adjustment in the Guaranteed Minimum Death Benefit Premium, and a new page 3 reflecting this change will be issued.

                  We will send you a notice if the requirement in item 2. above is not met. The notice will state the premium which will have to be paid to retain the guarantee and the impact that not paying the necessary premium will have on this benefit. If sufficient premiums are not paid within 61 days of the date of the notice, this guarantee will terminate and the policy will continue under the terms of the Premiums provision.

                  If this benefit terminates it cannot be reinstated.

DEATH BENEFIT     At any time after the second policy year (while this policy is
ADJUSTMENT        in force), you may: (a) change the death benefit option, but not more than once every 12 months; and/or (b) change (either increase or decrease) the Specified Face Amount of Insurance, but not more than once every 24 months. Any such change is subject to the following:

                  1. In the event of a change in the death benefit option, we will change the Specified Face Amount of Insurance as follows:

                         a. If you change from Option A to Option B, the Specified Face Amount of Insurance will be decreased by the then current cash value.

                         b. If you change from Option B to Option A, the Specified Face Amount of Insurance will be increased by the then current cash value.

                         c. If you change from Option C to Option A prior to the policy anniversary on which the insured is age 65, the Specified Face Amount of Insurance will be increased by the then current cash value. If you make this option change later, there will be no change in the Specified Face Amount of Insurance.

                         d. If you change from Option C to Option B prior to the policy anniversary on which the insured is age 65, there will be no change in the Specified Face Amount of Insurance. If you make this change later, the Specified Face Amount of Insurance will be reduced by the then current cash value.

                         e. If you change from Option A to Option C, the Specified Face Amount of Insurance will be reduced by the then current cash value. You may not change to Option C at any time after the policy anniversary on which the insured is age 60.

                         f. If you change from Option B to Option C there will be no change in the Specified Face Amount of Insurance. You may not change to Option C at any time after the policy anniversary on which the insured is age 60.

                  A change in the Specified Face Amount of Insurance may change the Cost of Term Insurance and the administrative charges.

                  2. The Specified Face Amount of Insurance may not be reduced to less than the Specified Face Amount Limits shown on page 3.1, nor may it be reduced to a level where the total premiums already paid to date exceed the then current Internal Revenue Service limits relating to the definition of life insurance.

                  3. The Specified Face Amount of Insurance may not be increased after the insured reaches age 80. For any change at your request which would increase the death benefit, you must provide evidence satisfactory to us of the insurability of the insured. Each increase must be at least $5,000. For 12 months following the increase a charge of $5 per month will be added to the monthly deductions. New surrender charges will apply for 15 policy years after the increase.

                  4. No change in the death benefit will take effect unless the cash surrender value after the change is equal to at least two monthly deductions. A request for a change in the death benefit will take effect as of the monthly anniversary which coincides with or next follows: (a) if evidence of insurability is required, the date we approve the request, or (b) if not, the date of the request.

                  5. We will issue a new page 3 for this policy showing the change. We may require that you send us this policy to make any requested change.


                                MONTHLY DEDUCTION

                  The deduction for any policy month is the sum of the following amounts, determined on each monthly anniversary:

                  *      The monthly cost of term insurance prior to the Final
                         Date;

                  * The monthly mortality and expense risks charges, if applicable;

                  *      The monthly administrative charge;

                  *      The monthly cost of any benefits provided by rider;

                  * For the 12 months after your request results in an increase in the Specified Face Amount, the underwriting charge, as shown on page 3.1.

                  The monthly administrative charge may be reduced if (1) the total premiums paid, less any partial cash withdrawals and outstanding loan, equal or exceed the Required Administrative Premium due to date or (2) the premium paid during the most recent planned premium modal period was equal to or exceeded the Required Administrative Premium. (Modal period refers to the frequency of planned premium payments shown on page 3.) The amount of this reduction is shown on page 3.1.

                  Within 30 days before or 30 days after the policy anniversary, you may choose to have the monthly deduction charged proportionately to the Fixed Account and each Investment Division of the Separate Account or all to the Fixed Account. If you choose to have the monthly deduction charged to the Fixed Account and its value is not sufficient to cover the deduction, the remainder will be charged proportionately to each Investment Division of the Separate Account.

COST OF TERM      Under all death benefit options, the amount of the term
INSURANCE         insurance for any policy month is equal to:


                  * The death benefit divided by one plus the monthly guaranteed interest rate shown on page 3.1;
                                      MINUS
                  *      The Cash Value.

                  The Cash Value used in this calculation is the Cash Value before the deduction for the monthly cost of term insurance and for any disability waiver benefit, but after the deduction for riders and any other charges.

                  The cost of term insurance for any policy month is equal to the amount of term insurance multiplied by the monthly term insurance rate. After the Final Date the cost of term insurance is zero. Monthly term insurance rates will be set by us from time to time, based on the insured's age, sex, and underwriting class. But these rates will never be more than the maximum rates shown in the table on page 4. Any changes in mortality charges will not recoup past losses. Any adjustments in policy cost factors will be by class and based on changes in such factors as mortality, persistency and expenses.

                                  FIXED ACCOUNT

VALUE The value of the Fixed Account on the Investment Start Date is equal to:

                  1. The portion of the initial net premium which has been paid;

                                      MINUS

                  2. The portion of any monthly deductions charged to the Fixed Account.


                  The value of the Fixed Account on any day on or after the Allocation Date is equal to:

                  1. The value on the preceding day, with interest on such values at the current applicable rates;

                                      PLUS

                  2. Any portion of net premium paid and allocated to the Fixed Account on that day;

                                      PLUS

                  3. Any amount transferred to the Fixed Account on that day;

                                      MINUS

                  4. Any amount transferred from the Fixed Account on that day;

                                      MINUS

                  5. Any cash withdrawal made from the Fixed Account on that day;

                                      MINUS

                  6. The portion of any transfer charge allocated to the value of the Fixed Account;

                                 MINUS, IF THAT DAY IS A MONTHLY ANNIVERSARY,

                  7.     The portion of the monthly deduction which is charged
                          to the Fixed Account, to cover the policy month which starts on that day.

INTEREST          The guaranteed interest rate for the Fixed Account is shown on
RATE              page 3.1.

                  We may declare rates of interest in excess of the guaranteed rate on amounts in the Fixed Account at any time, subject to the following conditions: the rate of excess interest on any net premiums paid during a month of the year will not change until the first day of the same month in the following year. We also may credit different rates of excess interest to premium payments made in different months of the year and different rates of excess interest at the end of each twelve-month period for Cash Value related to premiums received in a given month of each prior year. Transfers made into the Fixed Account will be treated as new premium payments for these purposes. However, if, within 12 months of the date of a transfer from the Fixed Account to the Separate Account, all or part of the amount transferred is transferred back to the Fixed Account, the interest credited to the amount transferred back to the Fixed Account will be at the rate that would have been credited had it remained in the Fixed Account all along.

                  We will credit the guaranteed and any excess interest on every Valuation Date. Once credited, that interest will be guaranteed and will become part of the value in the Fixed Account from which monthly deductions are made. The monthly deduction will be charged against the most recent premiums paid (and transfers made) and interest credited.

                                SEPARATE ACCOUNT

                  Separate Account UL is an investment account established and maintained by us, separate from our general account or other separate investment accounts. It is used for flexible premium variable life insurance policies, and if permitted by law, may be used for other policies or contracts as well.

                  We own the assets in the Separate Account. Assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities that arise from any other business we conduct. We may from time to time transfer to our general account assets in excess of such reserves and liabilities.

                  Income and realized and unrealized gains or losses from assets in the Separate Account are credited to or charged against the Separate Account without regard to our other income, gains or losses. The Separate Account will be valued at the end of each Valuation Period. A "Valuation Date" is each day on which there is enough trading in a portfolio's securities that the current value of its shares could be materially affected. In general, Valuation Dates will be days when the New York Stock Exchange is open for trading. We reserve the right, on 30 days notice, to change the basis for such Valuation Date, as long as the basis is not inconsistent with applicable laws.

                  A "Valuation Period" is the period between successive Valuation Dates starting at the close of the New York Stock Exchange, on each Valuation Date and ending at the close of the New York Stock Exchange, on the next Valuation Date. We reserve the right, on 30 days notice, to change the basis for such Valuation Period, as long as the basis is not inconsistent with applicable laws.

INVESTMENT        The "Investment Divisions" are part of the Separate Account.
DIVISIONS         Each division holds a separate class (or series) of stock of a designated investment company or companies. Each class of stock represents a separate portfolio in an investment company.

                  The Investment Divisions available on the Date of Policy are described on Page 5. We may from time to time make other Investment Divisions available to you. We will provide you with written notice of all material details including investment objectives and all charges.

OUR RIGHT         We reserve the right to make certain changes if, in our
TO MAKE           judgment, they would best serve the interests of the owners
CHANGES           of policies such as this one, or would be appropriate in
                  carrying out the purposes of such policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and the approval of any appropriate regulatory authority.

                  Example of the changes we may make include:

                  * To operate the Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

                  * To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

                  * To transfer any assets in an Investment Division to another Investment Division, or to one or more separate accounts, or to our general account, or add, combine, or remove Investment Divisions in the Separate Account.

                  * To substitute, for the investment company shares held in any Investment Division, the shares of another class of the investment company or the shares of another investment company or any other investment permitted by law.

                  * To change the way we assess charges, but without increasing the aggregate amount charged to the Fixed Account and the Separate Account.

                  * To make any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.

                  If any of these changes result in a material change in the underlying investments of an Investment Division in the Separate Account, we will notify you of such change. If you have funds allocated to that division, you may then make a new choice of Investment Divisions.

VALUE The value of the Separate Account is the sum of the Cash Values in each of the Investment Divisions.

                  The value in each Investment Division of the Separate Account on the Allocation Date is equal to:

                  1. The portion of the initial net premium which has been paid and is allocated to the Investment Division;


                                        MINUS

                  2. The portion of any monthly deductions charged to the Investment Division.

                  The Cash Value in each Investment Division on subsequent Valuation Dates is equal to:


                  1. The Cash Value in the Investment Division on the preceding Valuation Date;

                                        PLUS

                  2. Any increase due to the investment result in the Investment Division of the Separate Account;

                                        PLUS

                  3. Any net premium payments received during the current Valuation Period which are allocated to the Investment Division;

                                        PLUS

                  4. Any net amounts transferred to the Investment Division during the current Valuation Period;

                                        MINUS

                  5. Any decrease due to the investment result in the Investment Division of the Separate Account;

                                        MINUS

                  6. Any amounts transferred from the Investment Division during the current Valuation Period;

                                        MINUS

                  7. Any cash withdrawal from the Investment Division during the current Valuation Period;

                                        MINUS

                  8. The portion of any transfer charge allocated to the value in the Investment Division;

                         MINUS, IF A MONTHLY ANNIVERSARY OCCURS DURING THE CURRENT VALUATION PERIOD,

                  9. The portion of the monthly deduction charged to the Investment Division during the current Valuation Period to cover the policy month which starts on that day.

                         OWNER'S RIGHT TO CHANGE ALLOCATION

                  You can change the allocation of future net premiums to the Fixed Account and/or the Investment Divisions of the Separate Account. You must allocate at least 10% of net premiums to each alternative you choose. Percentages must be in whole numbers. (For example, 33 1/3% may not be chosen.) You must notify us in writing, or by other means as determined by us, of a change in the allocation percentages. The change will take effect immediately upon receipt at our Designated Office.

                  You may also change the allocation of the Cash Value. To do this, you may transfer amounts among the alternatives at any time. A transfer charge of no more than $25 may be deducted from the Cash Value from which amounts are transferred proportionately among the Fixed Account and the Investment Divisions of the Separate Account when each transfer is made. However, no charge will be assessed for transfers arising from policy loans and loan repayments. In addition, during the first 24 policy months, no charge will be assessed for a complete transfer of all amounts in the Investment Divisions of the Separate Account to the Fixed Account. Transfers must be in either dollar amounts or a percentage in whole numbers. The minimum amount that may be transferred is $50, or, if less, the entire value in an Investment Division of the Separate Account or the entire value in the Fixed Account. The minimum amount that may be transferred from the Fixed Account in any policy year is $50. We reserve the right to restrict the amount or timing of any transfer. The change will take effect on the date we receive written notice from you at our Designated Office.

EXCHANGE         During the first 24 months following the Date of Policy, the
PRIVILEGE        policy owner may transfer the entire amount in the Separate
                 Account to the Fixed Account and allocate all future net premiums to the Fixed Account. This will serve as an exchange of the policy for the equivalent of a flexible premium fixed benefit life insurance policy. There will be no charge for this transfer.

                         PAYMENTS DURING INSURED'S LIFETIME

PAYMENT ON        If the insured is alive on the Final Date of Policy, and you
FINAL DATE        do not ask us in writing to continue the policy, we will pay
OF POLICY         you the Cash Surrender Value. Coverage under this policy will then end.

                  You may ask us in writing to continue this policy after the Final Date. If you do, the death benefit will be equal to the Cash Value. The insurance proceeds will equal the death benefit minus any outstanding policy loan and loan interest.

FULL AND          We will pay you all or part of the Cash Surrender Value after
PARTIAL CASH      we receive your request at our Designated Office. The Cash
WITHDRAWAL        Surrender Value will be determined as of the date we receive your request. If you request and are paid the full Cash
                  Surrender Value, this policy and all our obligations under it will end. We may require surrender of this policy before we pay you the full Cash Surrender Value.

                  Each partial withdrawal of Cash Value must be at least $500. When a partial withdrawal is made, we will reduce the Cash Value by the amount of the partial withdrawal plus any applicable surrender charge. The reduction in Cash Value will be allocated in the same manner you chose to have the Monthly Deduction applied unless requested otherwise.

                  If either (i) Option A is then in effect; or (ii) Option C is in effect and the policy anniversary on which the insured is age 65 has passed, we will also reduce the Specified Face Amount of Insurance by the amount of the partial withdrawal, and a new page 3 will then be issued. We may require that you send us this policy to make the change. Partial cash withdrawals will not affect the Specified Face Amount of Insurance if (i) Option B is in effect; or (ii) Option C is in effect and the withdrawal is made prior to the policy anniversary on which the insured is age 65.

                  A partial withdrawal which would reduce the cash surrender value to less than two monthly deductions may not be made. Also, if either (i) Option A is in effect; or (ii) Option C is in effect and the policy anniversary on which the insured is age 65 has passed, then a partial withdrawal may not be made if it would reduce the Specified Face Amount of Insurance to less than the Specified Face Amount Limits on Page 3.1, or to a level where the premiums already paid would exceed the then current Internal Revenue Service Limits. If you request a partial cash withdrawal and these conditions apply, we will contact you to determine if you want to cancel the request, withdraw a smaller amount, or surrender the policy.

SURRENDER         If, within the first 15 policy years, (i) you request a cash
CHARGES           withdrawal, (ii) decrease the Specified Face Amount of
                  Insurance, or (iii) the policy ends because the grace period expired, we will deduct a surrender charge from the cash value. If you request a full cash withdrawal within the first policy year, we will also deduct any administrative charges not paid during the first policy year. We will also deduct a surrender charge from the cash value if you have increased the specified face amount and, within 15 years of the increase,
                  (i) you request a cash withdrawal or (ii) the policy ends because the grace period expired. No surrender charge applies to an increase in the Specified Face Amount of Insurance resulting from a change in the death benefit option.

                  The smallest amount you can withdraw at any one time is $500. If, in any policy year you make a partial withdrawal, we will also deduct (from the policy's cash value) a proportional amount of any surrender charge on the amount withdrawn that is greater than 10% of the policy's cash surrender value. The surrender charge will be allocated in the same manner as the monthly deductions are allocated. If you decrease the Specified Face Amount of Insurance we will, also, deduct a proportional amount of any surrender charges from the policy's cash value.

                  The surrender charges are shown on page 4.1. If there is an increase or decrease in the surrender charges we will send you a new page 4.1.

POLICY LOAN       You may also get cash by taking a policy loan upon assignment of this policy as sole security. If there is an existing loan, you can increase it.

                  The maximum amount available for a new or increased loan will be the policy's cash surrender value less two monthly deductions.

                  The smallest amount you can borrow at any one time is $500.

                  You may choose to allocate the loan proportionately from the Fixed Account and Investment Divisions of the Separate Account or all from the Fixed Account.

                  Loan interest is charged daily at the rate up to a maximum of 6% a year and is due at the end of each policy year. Interest not paid within 31 days after it is due will be added, as of the due date, to the loan principal and will bear interest at the same rate as the rest of the loan. Such unpaid interest will be allocated in the same way you have chosen to have the most recent policy loan allocated, and will be transferred to the Policy Loan Account. The amount transferred will be treated as an increased loan.

LOAN              You may repay all or part (but not less than $50 or the
REPAYMENT         planned premium whichever is less) of a policy loan at any time while the insured is alive and this policy is in force.
                  Loan repayments will be allocated in the same manner as net premium payments.

                  Failure to repay a policy loan or to pay loan interest will not terminate this policy unless the cash surrender value is less than the monthly deduction due on a monthly anniversary. In that case, the Grace Period provision will apply (see page
                  15).

EFFECT OF         When a loan is made, the cash value in each Investment
A POLICY          Division of the Separate Account equal to the portion of the
LOAN ON THE       policy loan allocated to each Investment Division will be
CASH VALUE        transferred to a Policy Loan Account within the General
                  Account. The cash value in the Fixed Account equal to the portion of the policy loan allocated to that Account will also be transferred to the Policy Loan Account.

                  Amounts in the Policy Loan Account will be credited with interest at a rate of no less than the rate being charged on the loan minus 2% year. Interest credited to amounts in the Policy Loan Account will be allocated at least once a year among the Fixed Account and the Investment Divisions of the Separate Account in the same proportions as net premiums are then being allocated.